Exhibit 99.1

601 Poydras St., Suite 2400
New Orleans, LA 70130
NYSE: SPN
(504) 587-7374
Fax: (504) 362-1818

FOR FURTHER INFORMATION CONTACT:
David Dunlap, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Announces Management Promotions
New Orleans, LA — February 24, 2011 — Superior Energy Services, Inc. (NYSE: SPN) announced today that its Board of Directors has elected David Dunlap as President and Sam Hardy as an Executive Vice President.
Mr. Dunlap, age 49, joined the Company as Chief Executive Officer in April of 2010 and will continue in that position. He is a veteran oil and energy executive, most recently serving as Executive Vice President and Chief Operating Officer of BJ Services Company prior to its acquisition.
Mr. Hardy, age 58, joined the Company with the acquisition of Warrior Energy Services Corporation in December 2006. Mr. Hardy has served as the Chief Operating Office of Warrior Energy Services Corporation since August 2000. Mr. Hardy has more than 30 years industry experience. He holds a B.S. in Accounting from University of Louisiana — Lafayette (formerly University of Southwestern Louisiana).
“Sam has been instrumental in the growth of our well intervention services in the domestic land markets,” commented Mr. Dunlap. “Going forward, his contributions as a member of the executive team will be invaluable as we continue our geographic expansion.”
Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
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